Exhibit 23.2

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Registration Statement on Form S-1 of Petrosearch Energy Corporation filed in April, 2008 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2007.

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.

Houston, TX
April 7, 2008